Exhibit 10.2
Execution Version

TAX RECEIVABLE AGREEMENT
by and among
BLACK ROCK COFFEE BAR, INC.
BLACK ROCK COFFEE HOLDINGS, LLC
TRA PARTIES
and
OTHER PERSONS FROM TIME TO TIME PARTY HERETO
Dated as of September 11, 2025

Exhibits
Exhibit A    -    Form of Joinder Agreement

TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of September 11, 2025, is hereby entered into by and among Black Rock Coffee Bar, Inc., a Texas corporation (the “Corporation”), Black Rock Coffee Holdings, LLC, a Delaware limited liability company (the “LLC”) and each of the TRA Parties.
RECITALS
WHEREAS, the LLC is treated as a partnership for U.S. federal income tax purposes;
WHEREAS, immediately prior to the consummation of the IPO (as defined below), the LLC entered into the Operating Agreement wherein the LLC recapitalized all existing ownership interests in the LLC, which included common units, Series A-1 units, Series A-2 units, and profits interests, into membership interests in the form of Common Units (the “Recapitalization”) and admitted the Corporation as the sole managing member of the LLC;
WHEREAS, the TRA Parties hold membership interests in the LLC designated as Common Units as of the date hereof;
WHEREAS, on the date hereof, the Corporation issued shares of its Class A Common Stock in an initial public offering of its Class A Common Stock (the “IPO”);
WHEREAS, the Operating Agreement provides each TRA Party with a redemption right pursuant to which each TRA Party may cause the LLC to redeem all or a portion of its Common Units from time to time for shares of Class A Common Stock or, under certain circumstances, cash (a “Redemption”), subject to the Corporation’s right, in its sole discretion, to elect to effect a direct exchange of cash or shares of Class A Common Stock for such Common Units between the Corporation and the applicable TRA Party in lieu of such a Redemption (a “Direct Exchange”);
WHEREAS, as a result of any Redemption, any Direct Exchange or any other Exchange the Corporation may be entitled to utilize (or otherwise be entitled to the benefits arising out of) certain Covered Tax Assets;
WHEREAS, the Parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to certain tax benefits to be derived by the Corporation as the result of Covered Tax Assets and the making of payments under this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
Definitions
Section 1.1.    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verified forms of the terms defined).
“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation (a) appearing on Tax Returns of the Corporation or the LLC (but only to the extent allocable to the Corporation) for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes of determining Actual Tax Liability, the Corporation shall use the Assumed State Tax Rate for purposes of determining liabilities for all state Covered Taxes (including, for the avoidance of doubt, the U.S. federal income tax benefit realized by the Corporation with respect to such state Covered Taxes).
“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters selected by the Corporation.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
“Agreed Rate” means the lesser of (i) 6.5% and (ii) SOFR plus 100 basis points.
“Agreement” is defined in the preamble.
“Amended Schedule” is defined in Section 2.3(b).
“Amount Realized” means, with respect to any Exchange that is not eligible for nonrecognition treatment (as determined for U.S. federal income tax purposes), at any time, the sum of (i) the Market Value of the shares of Class A Common Stock or the amount of cash (as applicable) transferred to a TRA Party pursuant to such Exchange, (ii) the amount of payments made pursuant to this Agreement with respect to such Exchange (but excluding any portions thereof attributable to Imputed Interest) and (iii) the amount of liabilities allocated to the Common Units acquired pursuant to the Exchange under Section 752 of the Code.
“Assumed State Tax Rate” means the Corporation’s reasonable estimate of the tax rate equal to the sum of the products of (i) the Corporation’s or the LLC’s income tax apportionment factor for each state in which the Corporation or the LLC files income or franchise tax returns for the relevant Taxable Year and (ii) the highest applicable corporate income and franchise tax rate(s) for each such state in which the Corporation or the LLC files income Tax Returns for each relevant Taxable Year.
“Attributable” is defined in Section 3.1(b)(i).

“Audit Committee” means the audit committee of the Board.
“Basis Adjustment” means an increase or decrease to, or the Corporation’s proportionate share of, the tax basis of the Reference Assets under Section 362(a), 732, 734(b), 743(b) or 1012 of the Code (or any similar provisions of state tax Law) as a result of any Exchange or any payment made under this Agreement.
“Basis Schedule” is defined in Section 2.2(a).
“Board” means the Board of Directors of the Corporation.
“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.
“Change of Control” means the occurrence of any of the following events:
(i)    any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding (A) any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (B) the TRA Parties and any of their Affiliates) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting securities representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding voting securities of the Corporation;
(ii)    the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the LLC), other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition;
(iii)    there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, either (A) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof or (B) the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)    the Corporation ceases to be the sole Manager (as defined in the Operating Agreement) of the LLC.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred (a) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock, Class B Common Stock, Class C Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions; or (b) if a majority of the TRA Parties (measured by Tax Benefit Payments receivable by the TRA Parties upon the occurrence of any transaction, series of related transactions or any other occurrence that may otherwise qualify as a “Change of Control”) and all of the TRA Representatives agree in writing to elect for a “Change in Control” to not have occurred upon the occurrence of any transaction, series of related transactions or any other occurrence that may otherwise qualify as a “Change of Control” or (c) if the TRA Parties are the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote (or, in the case of a transaction described in the foregoing clause (iii), more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof).
“Class A Common Stock” means the Class A common stock, par value $0.00001 per share, of the Corporation.
“Class B Common Stock” means the Class B common stock, par value $0.00001 per share, of the Corporation.
“Class C Common Stock” means the Class C common stock, par value $0.00001 per share, of the Corporation.
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.
“Common Units” shall have the meaning ascribed to such term in the Operating Agreement.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Corporation” is defined in the preamble to this Agreement.
“Covered Tax Assets” means (i) Basis Adjustments and (ii) Imputed Interest reasonably determined to be allocable to payments pursuant to this Agreement. For the avoidance of doubt, Covered Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the tax items described in clauses (i) and (ii).
“Covered Taxes” means any U.S. federal and state taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest imposed in respect thereof under applicable Law.
“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).
“Default Rate” means SOFR plus 500 basis points.
“Default Rate Interest” is defined in Section 5.2.
“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of state tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.
“Direct Exchange” is defined in the recitals to this Agreement.
“Dispute” is defined in Section 7.7(a).
“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.1(a), the date an Early Termination Notice is delivered, (ii) with respect to an early termination pursuant to Section 4.1(b), the date of the applicable Change of Control and (iii) with respect to an early termination pursuant to Section 4.1(c), the date of the applicable Material Breach.
“Early Termination Notice” is defined in Section 4.2(a).
“Early Termination Payment” is defined in Section 4.3(b).
“Early Termination Reference Date” is defined in Section 4.2(b).
“Early Termination Schedule” is defined in Section 4.2(b).
“Exchange” means any (i) Direct Exchange, (ii) Redemption, (iii) other taxable transfer (as determined for U.S. federal income tax purposes) of Common Units to the Corporation from a TRA Party (including a purchase by the LLC deemed or treated as a purchase by the Corporation under Section 707(a) of the Code) or (iv) distribution (including a deemed distribution) by the LLC to a TRA Party, in each case, that results in a Basis Adjustment.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.
“Exercise Period” is defined in Section 7.5(a)(ii).
“Expert” is defined in Section 7.8(a).
“Final Payment Date” means any date on which a Payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.3(a).
“Founders” means Daniel Brand, Jeff Hernandez, Bryan Pereboom, Jake Spellmeyer, Viking Cake BR, LLC, Viking Cake Fuel, LLC, Jeffrey R. Hernandez Revocable Trust, Jeffrey R. Hernandez 2021 Trust, Tiffany S. Hernandez 2021 Trust, Daniel and Tanya Brand Living Trust, Daniel J. Brand 2021 Trust, Tanya N. Brand 2021 Trust, Juliet A. Spellmeyer Revocable Trust, Jacob V. Spellmeyer 2021 Trust, Juliet A. Spellmeyer 2021 Trust, Nicole Pereboom, Bryan D. Pereboom 2021 Trust, Nicole Pereboom 2021 Trust, and each of their Permitted Transferees.
“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant Tax Returns of the Corporation and the LLC but calculated without taking into account the Covered Tax Assets (e.g., (i) by calculating depreciation, amortization or other similar deductions, or otherwise calculating any items of income, gain or loss using the tax basis that the Reference Assets would have had at such time if no Basis Adjustments had been made and (ii) by excluding any deduction attributable to Imputed Interest); provided, that for purposes of determining the Hypothetical Tax Liability, (a) the combined tax rate for U.S. state Covered Taxes shall be the Assumed State Tax Rate, and (b) the Corporation shall be entitled to make reasonable simplifying assumptions in making any determinations contemplated by this definition. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any item described in clause (a) or (b) of the previous sentence).
“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 or any other provision of the Code or any similar provisions of state tax Law with respect to the Corporation’s payment obligations under this Agreement.
“Independent Directors” means the members of the Board who are “independent” under the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.
“Interest Amount” is defined in Section 3.1(b)(vi).

“Investor Entities” means Cynosure Partners, LP, Cynosure Partners 2020 PV, LP, Cynosure Partners 2020 Co-Investment, LLC, Cynosure Partners III, LP, and each of their Permitted Transferees.
“IPO” is defined in the recitals to this Agreement.
“IRS” means the U.S. Internal Revenue Service.
“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.
“Joinder Requirement” is defined in Section 7.5(a).
“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.
“LLC” is defined in the preamble to this Agreement.
“LLC Group” means the LLC and each of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for applicable tax purposes (but excluding any such Subsidiary to the extent it is directly or indirectly held by any entity treated as a corporation for applicable tax purposes (other than the Corporation)).
“Market Value” means (i) with respect to an Exchange (other than a deemed Exchange described in clause (ii) below), the value of the Class A Common Stock on the applicable Redemption or Direct Exchange date determined by the Corporation on a reasonable and consistent basis and used by the Corporation in its U.S. federal income tax reporting with respect to such Exchange, and (ii) with respect to a deemed Exchange pursuant to the Valuation Assumptions, (a) if the Class A Common Stock trades on a securities exchange or automated or electronic quotation system, the arithmetic average of the high trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) and the low trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) or (b) if the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, the fair market value of one share of Class A Common Stock, as determined by the Corporation in good faith, that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller and without any discounts for liquidity or minority discount.
“Material Breach” means the (i) material breach by the Corporation of a material obligation under this Agreement or (ii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.
“Maximum Rate” is defined in Section 7.13.
“Net Tax Benefit” is defined in Section 3.1(b)(ii).

“Non-TRA Portion” is defined in Section 2.2(c).
“Objection Notice” is defined in Section 2.3(a)(ii).
“Offered Price” is defined in Section 7.5(a).
“Offered TRA Interests” is defined in Section 7.5(a)(i).
“Operating Agreement” means that certain Seventh Amended and Restated Limited Liability Company Agreement of the LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.
“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.
“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.
“Permitted Transferee” means a holder of Common Units pursuant to any Permitted Transfer (as such term is defined in the Operating Agreement).
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Pre-Exchange Transfer” means any transfer (or deemed transfer) of one or more Common Units (i) that occurs after the consummation of the IPO but prior to an Exchange of such Common Units and (ii) to which Section 743(b) of the Code applies.
“Proposed Transferee” is defined in Section 7.5(a)(i).
“Realized Tax Benefit” is defined in Section 3.1(b)(iv).
“Realized Tax Detriment” is defined in Section 3.1(b)(v).
“Recapitalization” is defined in the recitals to this Agreement.
“Reconciliation Dispute” is defined in Section 7.8(a).
“Reconciliation Procedures” is defined in Section 7.8(a).
“Redemption” is defined in the recitals to this Agreement.
“Relative Ownership Percentage” means as of anytime:

(i) with respect to the TRA Representative (if any) that is included from the Founders group, an amount (expressed as a percentage) equal to (A) the aggregate number of votes for Class A Common Stock, Class B Common Stock and Class C Common Stock held by the Founders Entities as of such time, divided by (B) aggregate number of votes for Class A Common Stock, Class B Common Stock and Class C Common Stock held by the Founder Entities, the Investor Entities and the Chief Executive Officer of the Corporation as of such time;
(ii) with respect to the TRA Representative (if any) that is included from the Investor Entities group, an amount (expressed as a percentage) equal to (A) the aggregate number of votes for Class A Common Stock, Class B Common Stock and Class C Common Stock held by the Investor Entities as of such time, divided by (B) aggregate number of votes for Class A Common Stock, Class B Common Stock and Class C Common Stock held by the Founder Entities, the Investor Entities and the Chief Executive Officer of the Corporation as of such time; and
(iii) with respect to the TRA Representative (if any) that is included from the Chief Executive Officer of the Corporation group, an amount (expressed as a percentage) equal to (A) the aggregate number of votes for Class A Common Stock, Class B Common Stock and Class C Common Stock held by the Chief Executive Officer of the Corporation as of such time, divided by (B) aggregate number of votes for Class A Common Stock, Class B Common Stock and Class C Common Stock held by the Founder Entities, the Investor Entities and the Chief Executive Officer of the Corporation as of such time.
“Reference Asset” means any asset of any member of the LLC Group on the relevant date of determination under this Agreement (including at the time of an Exchange or the IPO, as applicable). A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.
“Right of First Refusal” is defined in Section 7.5(a).
“Right of First Refusal Closing” is defined in Section 7.5(a)(iv).
“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule; (iii) an Early Termination Schedule; and (iv) any Amended Schedule.
“Seller” is defined in Section 7.5(a).
“Senior Obligations” is defined in Section 5.1.
“SOFR” means the Secured Overnight Financing Rate, as reported by the Wall Street Journal.
“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.
“Tax Benefit Payment” is defined in Section 3.1(b).
“Tax Benefit Schedule” is defined in Section 2.2(a).
“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax.
“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the closing date of the IPO.
“Taxing Authority” means any national, federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.
“Trading Day” means a day on which the Nasdaq or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“TRA Interests” is defined in Section 7.5(a).
“TRA Parties” means each of the signatories to this Agreement as of the date hereof and their Permitted Transferees who have executed a Joinder; provided that, notwithstanding anything to the contrary, this Agreement applies only to those Common Units that were received in the Recapitalization in exchange for common units, Series A-1 units, Series A-2 units and profits interests.
“TRA Portion” is defined in Section 2.2(c).
“TRA Representative” means one representative from each of the following groups, provided that if any such group fails to hold any TRA Interests, no representative shall be included from such group: (i) the Founders, (ii) Investor Entities, and (iii) all TRA Parties (other than the Founders and Investor Entities); provided, further that the representative for the group described in clause (iii) shall be the Chief Executive Officer of the Corporation (or his or her designee).
“Transfer” has the meaning set forth in the Operating Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Notice” is defined in Section 7.5(a)(i).
“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) and as in effect for the relevant taxable period.
“U.S.” means the United States of America.
“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:
(i)    in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the Covered Tax Assets (other than any such Covered Tax Assets that constitute or have resulted in net operating losses, disallowed interest expense carryforwards, or credit carryforwards or carryovers (determined as of the Early Termination Effective Date), which shall be governed by paragraph (iv) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;
(ii)    the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable Law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into Law, and the combined U.S. state income tax rates shall be the Assumed State Tax Rate in effect for each such Taxable Year;
(iii)    all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, that the combined tax rate for U.S. state income taxes shall be the Assumed State Tax Rate;
(iv)    any carryovers or carrybacks of losses, credits, or disallowed interest expense generated by any Covered Tax Assets (including any Basis Adjustments or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) and available (taking into account any known and applicable limitations) as of the date of the Early Termination Schedule will be used by the Corporation ratably in each of the ten (10) consecutive Taxable Years beginning with the Taxable Year that includes the date of the Early Termination Schedule (but, in the case of any such carryover or carryback that has less than ten (10) remaining Taxable Years, ratably through the scheduled expiration date of such carryover or carryback) (by way of example, if on the date of the Early Termination Schedule the Corporation had $100 of net operating losses, $10 of such net operating losses would be used in each of the ten (10) consecutive Taxable Years beginning in the Taxable Year of such Early Termination Schedule);
(v)    any non-amortizable assets (other than Subsidiary stock) will be disposed of on the fifteenth (15th) anniversary of the Early Termination Effective Date; provided that, in the event of a Change of Control that includes the direct sale of any non-amortizable assets, such non-amortizable assets shall be disposed of at the time of the direct sale of the relevant assets in such Change of Control for such price;
(vi)    any Subsidiary stock will be deemed never to be disposed of except if Subsidiary Stock is directly disposed of in the Change of Control;
(vii)    if, on the Early Termination Effective Date, any TRA Party has Common Units that have not been Exchanged, then such Common Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock or the amount of cash that would be received by such TRA Party had such Common Units actually been Exchanged on the Early Termination Effective Date;
(viii)    any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions; and
(ix)    with respect to Taxable Years ending prior to the Early Termination Effective Date, any unpaid Tax Benefit Payments and any applicable Default Rate Interest will be paid.
“Voluntary Early Termination” is defined in Section 4.2(a)(i).
Section 1.2.    Rules of Construction. Unless otherwise specified herein:
(a)    For purposes of interpretation of this Agreement:
(i)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.
(ii)    Unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement.
(iii)    References to dollars or “$” refer to the lawful currency of the U.S.
(iv)    The terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”.
(v)    The term “or”, when used in a list of two or more items, means “and/or” and may indicate any combination of the items.

(vi)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
(c)    Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.
Unless otherwise expressly provided herein, (i) references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, and (ii) references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
ARTICLE II
Determination of Realized Tax Benefit
Section 2.1.    Basis Adjustments; The LLC 754 Election.
(a)    Basis Adjustments. The Parties acknowledge and agree that, to the extent permitted by applicable Law, (i) each Redemption shall be treated as a direct purchase of Common Units by the Corporation from the applicable TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state, local or foreign tax Law) (i.e., equivalent to a Direct Exchange), (ii) each (A) Exchange and (B) payment made by the Corporation under this Agreement (excluding payments with respect to amounts that constitute Imputed Interest) to a TRA Party in connection with an Exchange will give rise to Basis Adjustments, and (iii) the Interest Amount and Default Rate Interest payable with respect to any Exchange shall not be treated as interest for tax purposes but instead shall be treated as additional consideration for the Common Units transferred by the TRA Party in the relevant Exchange. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units is to be determined as if any Pre-Exchange Transfer of such Common Units had not occurred.
(b)     LLC Section 754 Election. The Corporation shall cause each of the LLC and its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for each Taxable Year. The Corporation shall take commercially reasonable efforts to cause each Person in which the LLC owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year.

Section 2.2.    Tax Benefit Schedules.
(a)    Basis Schedule. Within one hundred twenty (120) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Representatives a schedule showing, in reasonable detail as necessary to perform the calculations required by this Agreement, (a) the non-adjusted Tax basis of the Reference Assets as of each applicable Exchange Date, (b) the Basis Adjustments to the Reference Assets for such Taxable Year, (c) the periods over which the Reference Assets are amortizable or depreciable, and (d) the period over which each Basis Adjustment is amortizable or depreciable (such schedule, a “Basis Schedule”). A Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.3(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.3(b).
(b)    Tax Benefit Schedule. Within one hundred twenty (120) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each Taxable Year, the Corporation shall provide to the TRA Representative for each of the Investor Entities and the Founders a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule shall also be provided to all TRA Representatives for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment. A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.3(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.3(b).
(c)    Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Covered Tax Assets, as determined using a “with and without” methodology (i.e., the Actual Tax Liability being the “with” calculation and the Hypothetical Tax Liability being the “without” calculation). Carryovers or carrybacks of any tax item attributable to any of the Covered Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of state tax Law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Covered Tax Assets (a “TRA Portion”) and another portion that is not attributable to any Covered Tax Assets (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)) and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year.
Section 2.3.    Procedures; Amendments.
(a)    Procedures. Each time the Corporation delivers a Schedule to any TRA Representative under this Agreement, the Corporation shall, with respect to such Schedule, also

(i) deliver to the TRA Representatives supporting schedules and work papers, as reasonably requested by any TRA Representatives, that provide a reasonable level of detail regarding relevant data and calculations and (ii) allow the TRA Representatives and their advisors to have reasonable access to the appropriate representatives, as reasonably requested by the TRA Representatives, at the Corporation or the Advisory Firm in connection with a review of relevant information. A Schedule will become final and binding on the TRA Parties thirty (30) calendar days from the date on which the TRA Representatives first received the applicable Schedule unless a TRA Representative, within such period, provides the Corporation with written notice of a material objection (made in good faith) to such Schedule and sets forth in reasonable detail such TRA Representative’s material objection (an “Objection Notice”) or such TRA Representative provides a written waiver to the Corporation of its right to give an Objection Notice within such period, in which case such Schedule becomes final and binding on the date the Corporation has received waivers from the such TRA Representative. If the Parties, for any reason, are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the applicable TRA Representative shall employ the Reconciliation Procedures described in Section 7.8 and the finalization of the Schedule will be conducted in accordance therewith.
(b)    Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year may only be and shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule identified by the Corporation after the date such Schedule was originally provided to the TRA Parties, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carryback of a loss or other tax item to such Taxable Year or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule in its amended form, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the applicable TRA Parties within sixty (60) calendar days of the occurrence of an event referred to in any of clauses (i) through (v) of the preceding sentence, and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.3(a).
ARTICLE III
Tax Benefit Payments
Section 3.1.    Timing and Amount of Tax Benefit Payments.
(a)    Timing of Payments. Subject to Sections 3.2 and 3.3, by the date that is five (5) Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.3(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay in full to each relevant TRA Party the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account designated by such TRA Party.

(b)    Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Party means an amount equal to the sum of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. federal income tax payments.
(i)    Attributable. A Net Tax Benefit (and related Realized Tax Benefit) is “Attributable” to a TRA Party in accordance with the following principles:
(A)    any Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Basis Adjustment relating to Common Units delivered to the Corporation by such TRA Party in the Exchange; and
(B)    any deduction to the Corporation in respect of Imputed Interest is Attributable to the TRA Party that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to tax thereon).
(ii)    Net Tax Benefit. The “Net Tax Benefit” with respect to a TRA Party for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit Attributable to such TRA Party as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such TRA Party under this Section 3.1 (excluding payments attributable to Interest Amounts).
(iii)    Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.
(iv)    Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.
(v)    Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing

Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
(vi)    Imputed Interest. The parties acknowledge that a portion of any Net Tax Benefit payable by the Corporation to a TRA Party under this Agreement is to be treated as Imputed Interest in accordance with applicable Law.
(vii)    Interest Amount. The “Interest Amount” in respect of a TRA Party equals interest on the unpaid amount of the Net Tax Benefit with respect to such TRA Party for a Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the earlier of (A) the date on which no remaining Tax Benefit Payment to the TRA Party is due in respect of such Net Tax Benefit and (B) the applicable Final Payment Date.
(viii)    The TRA Parties, the LLC and the Corporation acknowledge and agree that, as of the date of this Agreement and the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, if a TRA Party notifies the Corporation in accordance with the following, the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) with respect to any transfer of Common Units by a TRA Party pursuant to an Exchange shall not exceed the sum of (A) the amounts described in clauses (i) and (iii) of the definition of Amount Realized with respect to such Exchange plus (B) the amount, if any, set forth in the Redemption Notice (as defined in the Operating Agreement) or other written notification delivered by such TRA Party to the Corporation with respect to the relevant Exchange, and the aggregate Payments under this Agreement to such TRA Party (other than amounts accounted for as interest under the Code) relating to the Exchange shall not exceed the amount described in this clause (B).
Section 3.2.    No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount that may be required under this Agreement, and the provisions hereunder shall be consistently interpreted and applied in accordance with that intent.
Section 3.3.    Pro-Ration of Payments as Between the TRA Parties.
(a)    Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Covered Tax Assets (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax benefit for the Corporation shall be allocated among the TRA Parties in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had sufficient taxable income. For example, if the Corporation had $200 of aggregate potential Covered Tax benefits with respect to the Covered Tax Assets in a particular Taxable Year (with $50 of such Covered Tax benefits Attributable to TRA Party A and $150 Attributable to TRA Party B), such that TRA Party A would have been entitled to a Tax Benefit Payment of $42.50 and TRA Party B would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had sufficient actual taxable income, and if the Corporation instead had insufficient actual taxable income in such Taxable Year, such that the Covered Tax benefit was limited to $100, then $25 of the aggregate $100 actual Covered Tax benefit for the Corporation for such Taxable Year would be allocated to TRA Party A and $75 would be allocated to TRA Party B, such that TRA Party A would receive a Tax Benefit Payment of $21.25 and TRA Party B would receive a Tax Benefit Payment of $63.75.
(b)    Late Payments. If for any reason the Corporation is not able to fully satisfy its payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then (i) Default Rate Interest will accrue pursuant to Section 5.2, (ii) the Corporation shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each TRA Party pro rata in accordance with Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all TRA Parties in respect of all prior Taxable Years have been made in full.
Section 3.4.    Overpayments. Subject to the procedures described in Section 2.3(a), to the extent the Corporation makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) or Section 4.3(a) until such TRA Party has foregone an amount of payments equal to such excess; provided, that for the avoidance of the doubt, no TRA Party shall be required to return any payment paid by the Corporation to such TRA Party.
ARTICLE IV
Termination
Section 4.1.    Early Termination of Agreement; Acceleration Events.
(a)    Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may terminate this Agreement with respect to all or any of the TRA Parties, as and to the extent provided herein, by paying such TRA Party or TRA Parties the Early Termination Payment (along with any applicable Default Rate Interest) due to such TRA Party under this Agreement or such lesser amount otherwise agreed to by the Corporation and such TRA Party or TRA Parties.
(b)    Acceleration upon Change of Control. In the event of a Change of Control, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Change of Control) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein.

(c)    Acceleration upon Breach of Agreement. In the event of a Material Breach, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, the Corporation’s failure to make a Payment (along with any applicable Default Rate Interest) within one hundred twenty (120) calendar days of the applicable Final Payment Date shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is one hundred twenty (120) calendar days after the relevant Final Payment Date because the Corporation (i) is prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations or (ii) does not have, and cannot take commercially reasonable actions to obtain, sufficient funds to make such payment, such failure will not constitute a Material Breach; provided, that (A) such payment obligation nevertheless will accrue at the Default Rate Interest for the benefit of the TRA Parties, (B) the Corporation shall promptly (and in any event, within five (5) Business Days) pay the entirety of the unpaid amount (along with any applicable Default Rate Interest) once the Corporation is not prohibited from making such payment under Section 5.1 or the terms of the agreements governing the Senior Obligations and the Corporation has sufficient funds to make such payment and (C) the failure of the Corporation to comply with the foregoing clause (B) will constitute a Material Breach; provided further, that the interest provision of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). It shall be a Material Breach if the Corporation makes any distribution of cash or other property (other than shares of Class A Common Stock) to its shareholders or uses cash or other property to repurchase any capital stock of the Corporation (including Class A Common Stock), in each case, before (x) all Tax Benefit Payments (along with any applicable Default Rate Interest) that are due and payable as of the date the Corporation enters into a binding commitment to make such distribution or repurchase have been paid or (y) sufficient funds for the payment of all Tax Benefit Payments (along with any applicable Default Rate Interest) that are due and payable on the date of the distribution or repurchase have been reserved therefor. The Corporation shall use commercially reasonable efforts to (1) obtain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and (2) avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any Tax Benefit Payments under this Agreement.
(d)    In the case of a termination pursuant to any of the foregoing paragraphs (a), (b) or (c), upon the Corporation’s payment to the relevant TRA Parties of the Early Termination Payment (along with any applicable Default Rate Interest) or such lesser amount agreed to by the Corporation and the relevant TRA Parties, the Corporation shall have no further payment obligations under this Agreement. For the avoidance of doubt, if an Exchange subsequently occurs with respect to Common Units for which the Corporation has paid the Early Termination Payment in full, the Corporation shall have no obligations under this Agreement with respect to such Exchange or the related Covered Tax Assets.

Section 4.2.    Early Termination Notice.
(a)    If (i) the Corporation chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”), (ii) a Change of Control occurs or (iii) a Material Breach occurs, the Corporation shall, in each case, deliver to the TRA Parties a reasonably detailed notice of the Corporation’s decision to exercise such right or the occurrence of such event, as applicable (an “Early Termination Notice”). In the case of an Early Termination Notice delivered with respect to a Voluntary Early Termination, the Corporation may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the time at which any Early Termination Payment is paid and the terms of this Agreement shall apply as if such Early Termination Notice had never been delivered.
(b)    The Corporation shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule”) (i) simultaneously with the delivery of an Early Termination Notice or (ii) in the case of a termination pursuant to Section 4.1(b) or Section 4.1(c), as soon as reasonably practicable following the occurrence of the Change of Control or Material Breach giving rise to such termination. The date on which such Early Termination Schedule becomes final in accordance with Section 2.3(a) shall be the “Early Termination Reference Date”.
Section 4.3.    Payment upon Early Termination.
(a)    Timing of Payment. By the date that is five (5) Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), the Corporation shall pay in full to each applicable TRA Party an amount equal to the Early Termination Payment applicable to such TRA Party or such lesser amount otherwise agreed to by the Corporation and such TRA Party. Such Early Termination Payment or such lesser amount shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by the applicable TRA Party.
(b)    Amount of Payment. The “Early Termination Payment” payable to a TRA Party pursuant to Section 4.3(a) shall equal the sum of (I) the present value, discounted at the Agreed Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by the Corporation to such TRA Party, beginning from the Early Termination Effective Date and using the Valuation Assumptions plus (II) any unpaid Tax Benefit Payments (including without duplication any payments of Default Rate Interest) in respect of the Taxable Years ending prior to the Early Termination Effective Date. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party in accordance with this Agreement, regardless of whether a TRA Party has Exchanged all of its Common Units as of the Early Termination Effective Date.

ARTICLE V
Subordination and Late Payments
Section 5.1.    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporation to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of indebtedness for borrowed money of the Corporation (other than, for the avoidance of doubt, any trade payables, intercompany debt or other similar obligations) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of the Corporation that are not Senior Obligations. To the extent that any Payment is not permitted to be made when due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such Payment nevertheless shall accrue for the benefit of the TRA Parties and the Corporation shall make such Payment at the first opportunity that such Payment is permitted to be made in accordance with the terms of the Senior Obligations.
Section 5.2.    Late Payments by the Corporation. Subject to the second proviso in the third sentence of Section 4.1(c), the amount of any Payment not made to any TRA Party by the applicable Final Payment Date shall be payable together with “Default Rate Interest”, calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which the Corporation makes such Payment to such TRA Party.
ARTICLE VI
Tax Matters; Consistency; Cooperation
Section 6.1.    Participation in the Corporation’s and the LLC’s Tax Matters. Except as otherwise provided herein or in Article IX of the Operating Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and the LLC, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes. Notwithstanding the foregoing, (i) the Corporation shall notify the TRA Representatives of, and keep them reasonably informed with respect to, the portion of any audit of the Corporation, the LLC or any of the LLC’s Subsidiaries by any Taxing Authority, the outcome of which is reasonably expected to materially and adversely affect the TRA Parties’ rights and obligations under this Agreement, including the timing of anticipated Tax Benefit Payments and (ii) the TRA Representatives shall have the right to participate in and to monitor at their own expense (but, for the avoidance of doubt, not to control) any such issue in any such tax audit. To the extent there is a conflict between this Agreement and the Operating Agreement as it relates to tax matters concerning Covered Taxes and the Corporation and the LLC, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control.
Section 6.2.    Consistency. Except upon the written advice of the Advisory Firm, all calculations and determinations made hereunder, including any Basis Adjustments,

the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions taken by the Corporation and the LLC on their respective Tax Returns. Each TRA Party shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such TRA Party, except as otherwise required by Law. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, the TRA Parties shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by Law or unless the Corporation and all of the TRA Representatives agree to the use of other procedures and methodologies.
Section 6.3.    Cooperation. Each TRA Party, on the one hand, and the Corporation, on the other hand, shall (i) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any related audit, examination or controversy with any Taxing Authority, or estimating any future Tax Benefit Payments hereunder, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter.
ARTICLE VII
Miscellaneous
Section 7.1.    Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and (i) delivered personally, (ii) sent by e-mail or (iii) sent by overnight courier, in each case, addressed as follows:
If to the Corporation, to:
Black Rock Coffee Bar, Inc.
9170 E. Bahia Drive, Suite 101
Scottsdale, AZ 85260
Attn: Sam Seiberling, Chief Legal Officer
E-mail:
With a copy (which shall not constitute notice) to:
Latham & Watkins LLP
1271 6th Avenue,
New York, New York 10020
Attn: Ian Schuman, Stelios Saffos, Scott Westhoff

E-mail:

If to any TRA Party, to the address and e-mail address specified on such TRA Party’s signature page to the applicable Joinder or otherwise on file with the Corporation or the LLC.
Any Party may change its address or e-mail address by giving each of the other Party written notice thereof in the manner set forth above.
Section 7.2.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the TRA Parties and delivered to the other TRA Parties, it being understood that all TRA Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 7.3.    Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 7.4.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions hereunder shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.
Section 7.5.    Assignments; Amendments; Successors; No Waiver.
(a)    Right of First Refusal. Before a TRA Party (such TRA Party, the “Seller”) may Transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement (collectively, “TRA Interests”), to any Person (other than a Permitted Transferee), in addition to any other requirements set forth in this Agreement (including as set forth in Section 7.5(b)), Seller must comply with the following (the “Right of First Refusal”):
(i)    Prior to Seller Transferring any of its TRA Interests to any Person (other than a Permitted Transferee), Seller shall deliver to the Corporation a written notice (the “Transfer Notice”) stating: (A) Seller’s bona fide intention to

Transfer such TRA Interests; (B) the name, address and phone number of each proposed purchaser or other Transferee (each, a “Proposed Transferee”); (C) a description of Seller’s TRA Interests (or portion thereof) proposed to be Transferred to each Proposed Transferee (the “Offered TRA Interests”); and (D) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to Transfer the Offered TRA Interests (the “Offered Price”).
(ii)    For a period of 30 days (the “Exercise Period”) after the date on which the Transfer Notice is, pursuant to Section 7.1, deemed to have been delivered to the Corporation, the Corporation shall have the right to purchase all or any portion of the Offered TRA Interests on the terms and conditions set forth in this Section 7.5(a). In order to exercise its right hereunder, the Corporation must deliver written notice to elect to purchase to Seller within the Exercise Period. If no such written notice is given within the Exercise Period, the Corporation shall be deemed to have elected not to purchase the Offered TRA Interests.
(iii)    The purchase price for the Offered TRA Interests to be purchased by the Corporation exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 7.5(a)(iv). If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Corporation and the Seller, absent fraud or manifest error.
(iv)    Subject to compliance with applicable state and federal securities laws, the Corporation and Seller shall effect the purchase and sale of all or any portion of the Offered TRA Interests, including the payment of the purchase price, within ten days after the expiration of the Exercise Period or as promptly as otherwise practicable thereafter (the “Right of First Refusal Closing”). Payment of the purchase price will be made by wire transfer to a bank account designated by Seller in writing to the Corporation at least 3 days prior to the Right of First Refusal Closing. At such Right of First Refusal Closing, Seller shall deliver to the Corporation, among other things, such documents and instruments of conveyance as may be necessary in the reasonable opinion of counsel to the Corporation to effect the Transfer of such Offered TRA Interests.
(v)    If any of the Offered TRA Interests remain available after the exercise, if any, of the Corporation’s Right of First Refusal, then the Seller shall be free to transfer, subject to the general conditions to transfer set forth in Section 7.5(b), any such remaining Offered TRA Interests to the Proposed Transferee at the Offered Price set forth in the Transfer Notice; provided, however, that if the Offered TRA Interests are not so transferred during the 90-day period following the delivery of the Transfer Notice, then the Seller may not Transfer any of such remaining Offered TRA Interests without complying again in full with the provisions of this TRA Agreement.
(b)    Assignment. No TRA Party may assign, sell, pledge or otherwise alienate or Transfer any interest in this Agreement, including the right to receive any payments under this Agreement, to more than two (2) transferees (excluding Permitted Transferees) without the prior written consent of the Corporation; provided, that prior to any assignment, sale, pledge or other alienation or transfer of an interest in this Agreement, including the right to receive any payments under this Agreement, the Corporation will have the Right of First Refusal to purchase such interest in this Agreement from such TRA Party. If the Corporation does not exercise its Right of First Refusal and the TRA Party transfers its rights under this Agreement, such Person shall execute and deliver a Joinder agreeing to succeed to the applicable portion of such TRA Party’s interest in this Agreement (the “Joinder Requirement”). Notwithstanding the foregoing, if any TRA Party sells, exchanges, distributes or otherwise transfers Common Units to any Person (other than the Corporation or the LLC) in accordance with the terms of the Operating Agreement, such TRA Party shall have the option to assign to the transferee of such Common Units its rights under this Agreement with respect to such transferred Common Units; provided, that such transferee has satisfied the Joinder Requirement. If a TRA Party transfers Common Units in accordance with the terms of the Operating Agreement but does not assign to the Transferee of such Common Units its rights and obligations under this Agreement with respect to such transferred Common Units, (i) such TRA Party shall remain a TRA Party under this Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder and (ii) the Transferee of such Common Units shall not be a TRA Party for purposes of this Agreement. The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than in connection with a mandatory assignment or assignment under Section 7.5(d)) without the prior written consent of the TRA Representatives (not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of the terms of this Section 7.5 shall be null and void).
(c)    Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the TRA Representatives; provided, that amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors; provided, further that any amendment that materially and adversely affects one or more TRA Parties on a materially disproportionate basis relative to other similarly situated TRA Parties shall require the consent of a majority (measured by Tax Benefit Payments receivable) of such similarly situated TRA Parties so materially disproportionately affected.
(d)    Successors. Except as provided in Section 7.5(a), all of the terms and provisions hereunder shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.
(e)    Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
Section 7.6.    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
Section 7.7.    Resolution of Disputes; Governing Law.
(a)    Except for Reconciliation Disputes subject to Section 7.8, any and all disputes which cannot be settled after good faith negotiation within sixty (60) calendar days, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.7 or Section 7.8) (each, a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by the majority vote of a panel of three arbitrators, of which the Corporation shall designate one arbitrator and the TRA Parties that are party to such Dispute shall designate one arbitrator, in each case in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. In addition to monetary damages, the arbitrators shall be empowered and permitted to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrators are not empowered to award damages in excess of compensatory damages, and each TRA Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any award shall be the sole and exclusive remedy between the TRA Parties regarding any claims, counterclaims, issues or accounting presented to the arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be the State of New York.
(b)    Notwithstanding the provisions of paragraph (a) above, any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraphs (c) and (d) of this Section 7.7 to any such action or proceeding and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions hereunder would be difficult to calculate and that remedies at law would be inadequate.
(c)    This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal Laws of the State of New York, without giving effect to the conflict of laws rules thereof. Subject to this Section 7.7 and Section 7.8, the Parties agree that any suit or proceeding in connection with, arising out of or relating to this Agreement shall be instituted only in a New York state court (or U.S. federal court), and the Parties, for the purpose of any such suit or proceeding, irrevocably consent and submit to the exclusive personal jurisdiction and venue of any such court in any such suit or proceeding. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(d)    Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.7(b) or 7.7(c) and (ii) the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.
(e)    Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.
(f)    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND WITH THE ADVICE OF ITS COUNSEL, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING, WHETHER A CLAIM, COUNTERCLAIM, CROSS-CLAIM, OR THIRD PARTY CLAIM, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
Section 7.8.    Reconciliation Procedures.
(a)    In the event that the Corporation and any TRA Representative are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.3 or Section 4.2, as applicable, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The Corporation and the applicable TRA Representative shall, within fifteen (15) calendar days of the commencement of a Reconciliation Dispute, mutually select a nationally recognized expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such TRA Representative agree otherwise, the Expert (and its employing firm) shall not have any material relationship with the Corporation or such TRA Representative or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such fifteen (15) calendar-day time period, the selection of an Expert shall be treated as a Dispute subject to Section 7.7 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to (i) a Basis Schedule, Early Termination Schedule or an amendment to either within thirty (30) calendar days and (ii) a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax

Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.8(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 or a Dispute within the meaning of Section 7.7 shall be decided and resolved as a Dispute subject to the procedures set forth in Section 7.7.
(b)    Subject to the next sentence, the applicable Parties shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Representative’s position, in which case the Corporation shall reimburse the TRA Representative for any reasonable and documented out-of-pocket costs and expenses in such proceeding or (ii) the Expert adopts the Corporation’s position, in which case the TRA Representative shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation.
Section 7.9.    Withholding. The Corporation and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to any TRA Party pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by the Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Party in respect of whom the deduction and withholding was made. Each TRA Party shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required by applicable Law.
Section 7.10.    Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.
(a)    If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of state, local or foreign tax Law, then (i) the provisions of this Agreement shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.
(b)    If the Corporation or any member of the LLC Group transfers one or more Reference Assets to a Person treated as a corporation for U.S. federal income tax purposes (with which the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code), unless otherwise agreed to by the Corporation and each of the TRA Representatives, such transferor, for purposes of calculating the amount of any Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Corporation or the LLC Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any member of a group described in Section 7.10(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer shall not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.10(b); provided, that this sentence shall not apply to any such reorganization, contribution or other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation or any member of the group described in Section 7.10(a) (excluding any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code.
Section 7.11.    Confidentiality. Each TRA Party and each of its respective assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by Law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any other Person any confidential information acquired pursuant to this Agreement of the Corporation or its controlled Affiliates or their successors. This Section 7.11 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its controlled Affiliates, becomes public knowledge (except as a result of an act of any TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Party to prosecute or defend claims arising under or relating to this Agreement and (iii) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the TRA Parties and each of their assignees (and each employee, representative or other agent of the TRA Parties or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, the TRA Parties and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the TRA Parties relating to such tax treatment and tax structure. If a TRA Party or an assignee commits, or threatens to commit, a breach of any of the provisions of this Section 7.11, the Corporation shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation or any of its controlled Affiliates and that money damages alone will not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at Law or in equity.
Section 7.12.    Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party (or direct or indirect equity holders in such TRA Party) in connection with any Exchange to be treated as ordinary income (other than with respect to assets described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then, at the written election of such TRA Party in its sole discretion (in an instrument signed by such TRA Party and delivered to the Corporation) and to the extent specified therein by such TRA Party, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such TRA Party; provided, for the avoidance of doubt, such voluntary termination of rights by a TRA Party shall not result in or cause a termination or acceleration event under Section 4.1.
Section 7.13.    Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Party hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any TRA Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by any TRA Party exceeds the Maximum Rate, such TRA Party may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Party hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.
Section 7.14.    Independent Nature of Rights and Obligations
(a)    The rights and obligations of each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of the Corporation). The obligations of a TRA Party hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered in connection herewith, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, association, joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby.

(b)    To the fullest extent permitted by law, none of the TRA Parties shall owe any duties (fiduciary or otherwise) to any other TRA Parties or any other Person in determining to take or refrain from taking any action or decision under or in connection with this Agreement. For purposes of this Agreement, the TRA Parties acknowledge that, in taking or omitting to take any action or decision hereunder, each TRA Party shall be permitted to take into consideration solely its own interests and shall have no duty or obligation to give any consideration to any interest of or factors affecting any other TRA Party or any other Person.
Section 7.15.    Coordination with Operating Agreement. To the extent this Agreement imposes obligations on the LLC or a member of the LLC, this Agreement shall be treated as part of the Operating Agreement as described in Section 761(c) of the Code and Sections 1.761-1(c) and 1.704-1(b)(2)(ii)(h) of the Treasury Regulations.
Section 7.16.    TRA Representatives. By executing this Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed each of the TRA Representatives as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Party which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent provided in this Agreement, receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Representatives to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Representatives are authorized to take pursuant to the other provisions of this Agreement; (vi) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. Each TRA Representative may resign upon thirty (30) days’ written notice to the Corporation.
Section 7.17.    TRA Representative Consent. Notwithstanding anything to the contrary in this Agreement, in the event that, pursuant to this Agreement, (i) the consent of any of the TRA Representatives is required, (ii) all of the TRA Representatives are required to agree on a matter or procedure, or (iii) the TRA Representatives are required to make any other material determination in connection with this Agreement (collectively, the “TRA Matters”), the TRA Representatives shall act by majority vote; provided, however, (A) if such action results in an economic result that is adverse and disproportionate to the Founders relative to the other TRA Parties, the Founders’ consent shall be required for such action, and (B) if such action results in an economic result that is adverse and disproportionate to the Investor Entities relative to the other TRA Parties, the Investor Entities’ consent shall be required for such action. At such time that the Investor Entities no longer possess a majority of the Tax Benefit Payments receivable by the TRA Parties upon the occurrence of any contemplated transaction, series of related transactions or any other occurrence that may otherwise qualify as a “Change of

Control”, and the TRA Representatives are not in agreement as to such TRA Matter, such TRA Representatives shall negotiate to resolve such dispute, and in the event the TRA Representatives cannot successfully resolve their dispute within a reasonable time, then the TRA Representative with the greatest Relative Ownership Percentage shall make the decision with respect to such TRA Matter for all purposes of this Agreement.
[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.
CORPORATION:

BLACK ROCK COFFEE BAR, INC.

By:	/s/ Mark Davis
Name: Mark Davis
Title: Chief Executive Officer
THE LLC:

BLACK ROCK COFFEE HOLDINGS, LLC

By:	/s/ Mark Davis
Name: Mark Davis
Title: Chief Executive Officer
[Signature Page to Tax Receivable Agreement]

TRA PARTIES:

VIKING CAKE BR, LLC

By:	Vahalda LLC
Its:	Manager

By:	/s/ Jake Spellmeyer
Name:	Jake Spellmeyer
Title:	Manager

VIKING CAKE FUEL, LLC

By:	Viking Cake BR, LLC
Its:	Member

By:	/s/ Jeffrey Hernandez
Name:	Jeffrey Hernandez
Title:	Manager

VIKING CAKE FUEL II, LLC

By: Jeffrey R. Hernandez 2021 Trust
Its: Member

By: IconTrust, LLC
Its: Trustee

By:	/s/ Andrew Tatay
Name: Andrew Tatay
Title: Trust Officer

JEFFREY R. HERNANDEZ 2021 TRUST

By:	IconTrust, LLC
Its:	Trustee

By:	/s/ Andrew Tatay
Name: Andrew Tatay
Title: Trust Officer
[Signature Page to Tax Receivable Agreement]

TIFFANY S. HERNANDEZ 2021 TRUST

By:	IconTrust, LLC
Its:	Trustee

By:	/s/ Andrew Tatay
Name: Andrew Tatay
Title: Trust Officer

DANIEL J. BRAND 2021 TRUST

By:	IconTrust, LLC
Its:	Trustee

By:	/s/ Andrew Tatay
Name: Andrew Tatay
Title: Trust Officer

TANYA N. BRAND 2021 TRUST

By:	IconTrust, LLC
Its:	Trustee

By:	/s/ Andrew Tatay
Name: Andrew Tatay
Title: Trust Officer

JACOB V. SPELLMEYER 2021 TRUST

By:	IconTrust, LLC
Its:	Trustee

By:	/s/ Andrew Tatay
Name: Andrew Tatay
Title: Trust Officer

JULIET A. SPELLMEYER 2021 TRUST

By:	IconTrust, LLC
Its:	Trustee

By:	/s/ Andrew Tatay
Name: Andrew Tatay
Title: Trust Officer
[Signature Page to Tax Receivable Agreement]

BRYAN D. PEREBOOM 2021 TRUST

By:	IconTrust, LLC
Its:	Trustee

By:	/s/ Andrew Tatay
Name: Andrew Tatay
Title: Trust Officer

NICOLE R. PEREBOOM 2021 TRUST

By:	IconTrust, LLC
Its:	Trustee

By:	/s/ Andrew Tatay
Name: Andrew Tatay
Title: Trust Officer

CYNOSURE PARTNERS 2020, LP,
a Delaware limited partnership

By: Cynosure Partners 2020 GP, LLC, its general partner
By: The Cynosure Group, LLC, its manager

By:	/s/ Andrew Braithwaite
Name: Andrew Braithwaite
Title: Managing Director

CYNOSURE PARTNERS 2020 PV, LP,
a Delaware limited partnership

By: Cynosure Partners 2020 GP, LLC, its general partner
By: The Cynosure Group, LLC, its manager

By:	/s/ Andrew Braithwaite
Name: Andrew Braithwaite
Title: Managing Director
[Signature Page to Tax Receivable Agreement]

CYNOSURE PARTNERS 2020 CO-INVESTMENT, LLC,
a Delaware limited liability company, for and on behalf of the Series A members

By: Cynosure Partners 2020 GP, LLC, its managing member
By: The Cynosure Group, LLC, its manager

By:	/s/ Andrew Braithwaite
Name: Andrew Braithwaite
Title: Managing Director

CYNOSURE PARTNERS 2020 CO-INVESTMENT, LLC,
a Delaware limited liability company, for and on behalf of the Series B members

By: Cynosure Partners 2020 GP, LLC, its managing member
By: The Cynosure Group, LLC, its manager

By:	/s/ Andrew Braithwaite
Name: Andrew Braithwaite
Title: Managing Director

CYNOSURE PARTNERS III, LP
a Delaware limited partnership

By: Cynosure Partners III GP, LLC, its general partner
By: The Cynosure Group, LLC, its manager

By:	/s/ Andrew Braithwaite
Name: Andrew Braithwaite
Title: Managing Director
[Signature Page to Tax Receivable Agreement]

JENNIFER DAVIS 2025 GIFTING TRUST

By:	/s/ Mark Davis
Name: Mark Davis
Title: Trustee

MARK DAVIS 2025 GIFTING TRUST

By:	/s/ Jennifer Davis
Name: Jennifer Davis
Title: Trustee

RODD BOOTH

By:	/s/ Rodd Booth

ROBERT KAUFMANN

By:	/s/ Robert Kaufmann

CLAY GEYER

By:	/s/ Clay Geyer

DEREK TONN

By:	/s/ Derek Tonn

JESSICA WEGENER-BEYER

By:	/s/ Jessica Wegener-Beyer

RICHARD FEDERICO

By:	/s/ Richard Federico

SARAH GOLDSMITH-GROVER

By:	/s/ Sarah Goldsmith-Grover

SAM SEIBERLING

By:	/s/ Sam Seiberling

WILL MACINTOSH

By:	/s/ Will MacIntosh
[Signature Page to Tax Receivable Agreement]

RWK VENTURES LLC
By:	/s/ Robert Kaufmann
Name: Robert Kaufmann
Title: CDO

LESHER FAMILY TRUST

By:	/s/ Justin Lesher
Name: Justin Lesher
Title: Director of Roasting Operations

TONY PALLOTTA

By:	/s/ Tony Pallotta
[Signature Page to Tax Receivable Agreement]

Exhibit A
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of _______________, 20___ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [    ], 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among Black Rock Coffee Bar, Inc., a Texas corporation (the “Corporation”), Black Rock Coffee Holdings, LLC, a Delaware limited liability company, and each of the TRA Parties from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.
1.    Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a TRA Party.
2.    Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Party under the Tax Receivable Agreement, with all the rights, privileges and responsibilities of a party thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.
3.    Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.
4.    Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:
[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:
[Signature Page Follows this Page]
1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW TRA PARTY]

By:

Name:
Title:
Acknowledged and agreed
as of the date first set forth above:

BLACK ROCK COFFEE BAR, INC.

By:

Name:
Title: